Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated April 14, 2022 relating to the consolidated financial statements of Taiwan Semiconductor Manufacturing Company Limited and subsidiaries (the “Company”) and the effectiveness of the Company's internal control over financial reporting, appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2021.

/s/ Deloitte & Touche

Deloitte & Touche

Taipei, Taiwan

Republic of China

June 17, 2022